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                                                                     EXHIBIT 3.3

                           SECURITY EXCHANGE AGREEMENT

          THIS AGREEMENT ("Agreement"), made this 21st day of July, 2000 (the "Grant Date"), by and among DME Interactive Holdings, Inc., a Delaware corporation having a place of business at 39 Broadway, Suite 1240, New York, New York 10006 (the "Company"), and Thomas O'Rourke residing at ____________________ ("Employee").

                                   WITNESSETH:

          WHEREAS, the Company and Employee previously entered into (i) an Employment Agreement dated April 18, 2000 and (ii) a Stock Option Agreement dated May 11, 2000 ("Option") and the Company and Employee now desire to terminate certain of their respective rights and obligations under such agreements pursuant to a Termination Agreement to be executed contemporaneously herewith; and

          NOW, THEREFORE, in consideration of the mutual agreements hereinafter set forth, it is covenanted and agreed as follows:

          1. EXCHANGE. The Company hereby issues to Employee, subject to the terms of the Stockholder's Agreement to be executed contemporaneously herewith, five hundred thousand (500,000) shares of the Corporation's common stock, par value $.001 in exchange for the Option which is hereby surrendered.

          2. ARBITRATION.

             (a) EXCLUSIVE REMEDY. If Employee and the Company cannot resolve a dispute, arising under any legal theory or based on federal, state, or local statute, or common law (including any claims of discrimination), that in any way arises out of, relates to, or is connected with this Agreement (a "Dispute") then it shall be settled by final and binding arbitration, except that this Paragraph does not apply to any legal action by the Company or Employee for injunctive or other equitable relief (including, but not limited to, any claim for unfair competition or unauthorized use or disclosure of trade secrets or other confidential information). Arbitration shall be the exclusive remedy for any Dispute either party may bring against the other, or against any employee, officer, director or agent of the other.

             (b) PROCEDURE. The arbitration shall be conducted in accordance with the rules of the American Arbitration Association and shall be conducted in New York, N.Y. Any Dispute submitted to arbitration shall be decided by a single, neutral arbitrator (the "Arbitrator"). The parties to the arbitration shall mutually select the Arbitrator not later than forty-five (45) days after service of the demand for arbitration. If the parties for any reason do not mutually select the Arbitrator within the forty-five (45) day period, then either party may apply to any court of competent jurisdiction to appoint an Arbitrator, chosen in accordance with the rules of the American Arbitration Association.

          3. ENTIRE AGREEMENT. This Agreement contains the entire understanding of the parties hereto relating to the subject matter hereof and cannot be changed or altered orally.

          4. GOVERNING LAW. This Agreement shall, in all respects, be governed by the laws of the State of New York.

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          5. NOTICES. Any notice required or permitted to be given under this
Agreement shall be sufficient if in writing and if sent by registered mail, to the parties at their respective addresses above set forth and shall be deemed given when deposited in the United States mails, postage prepaid.

          6. SUCCESSORS.

             (a) This Agreement is personal to Employee and, without the prior written consent of the Company, shall not be assignable by Employee otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Employee's legal representatives.

             (b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors. The Company shall require any successor to all or substantially all of the business and/or assets of the Company, whether direct or indirect, by purchase, merger, consolidation, acquisition of stock, or otherwise, by an agreement in form and substance satisfactory to Employee, expressly to assume and agree to perform this Agreement in the same manner and to the same extent as the Company would be required to perform if no such succession had taken place.

          In witness whereof, the parties have caused this Agreement to be duly executed as of the date first above written.

DME INTERACTIVE HOLDINGS, INC.              THOMAS O'ROURKE


By: /s/DARIEN DASH                          By: THOMAS O'ROURKE
   ------------------------                   ---------------------------------
Printed Name:----------------------         Printed Name:----------------------
Title:-----------------------------         Title:-----------------------------


THOMAS O'ROURKE


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